Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Steel Connect, Inc.

Waltham, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-93189, No. 333-52636, No. 333-75598, No. 333-84648, No. 333-90608, No. 333-121235, No. 333-131670, No. 333-164437 and No. 333-171285) of Steel Connect, Inc. of our reports dated December 3, 2018, relating to the consolidated financial statements and the effectiveness of Steel Connect, Inc.’s internal control over financial reporting as of July 31, 2018 (which report expresses an adverse opinion on the effectiveness of Steel Connect, Inc.’s internal control over financial reporting because of a material weakness), which appear in this Form 10-K.

/s/ BDO USA, LLP

New York, New York

December 3, 2018